Exhibit 11.2

19 June 2020
The Directors Elegance Brands Inc 9100 Wilshire Blvd 362W Beverly HILLS CA 90212	Level 15, Exchange Tower, 2 The Esplanade, Perth, WA 6000 PO Box 5785, St Georges Terrace, WA 6831 T +61 (0)8 9225 5355 F +61 (0)8 9225 6181 www.moorestephens.com.au

Dear Sirs

Consent to Referencing Our Report

We consent to Elegance Brands Inc (the Company) making reference to our Valuation and Reasonableness report, dated 12 March 2020, in the Offering Circular lodged by the Company with the United States Securities & Exchange Commission on or about 1 June 2020 and any amendments thereto.

We also consent to our report being attached to the Offering Circular as Exhibit 15.1.

Please let me know if you need anything further

Yours sincerely

Neil Pace

Director

Moore Stephens Perth Corporate Services Pty Ltd

Liability limited by a scheme approved under Professional Standards Legislation.

Moore Stephens Perth Corporate Services Pty Ltd - ABN 41 421 048 107. An independent member of Moore Global Network Limited - members in principal cities throughout the world. Moore Stephens Perth Corporate Services Pty Ltd is not a partner or agent of any other Moore Global Network Limited member firm.